Exhibit 99.1

For Immediate Release

Contact:

George Gantz

603-773-6569

gantz@unitil.com

Unitil Completes Purchase of Northern Utilities

Hampton, NH. – December 1, 2008: Unitil Corporation (NYSE:UTL) today announced that it completed the purchase of Northern Utilities, Inc, (“Northern”) and Granite State Gas Transmission, Inc. (“Granite”), from NiSource Inc. (NYSE:NI). The Purchase Agreement between NiSource and Unitil was originally announced on February 19, 2008. All conditions of the Agreement including the receipt of approvals from state regulatory authorities in Maine, New Hampshire and Massachusetts were completed successfully in November.

“Unitil welcomes the Northern and Granite employees, customers and communities to our system,” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer. “Unitil is positioned as a strong and well-diversified regional utility system serving a variety of attractive and economically diverse communities, including some of the finest small cities in America.”

With the acquisition, all 81 Northern and Granite employees and 52,000 natural gas distribution customers have become part of the Unitil system. Unitil now employs 430 full time employees and provides energy distribution services to approximately 167,000 customers in 71 cities and towns in Massachusetts, Maine and New Hampshire.

The purchase price was $160 million, plus $41.6 million for working capital, including approximately $33.9 million of natural gas storage inventory. There is no acquisition premium. RBC Capital Markets Corporation served as Unitil’s financial advisor for the transaction and Royal Bank of Canada is providing bridge financing for the deal. Dewey & LeBoeuf LLP provided legal representation to Unitil. Unitil expects to close on previously committed long term debt financing of $90 million in early December and to raise additional capital through the issuance of common stock.

About Unitil

Unitil is a public utility holding company with subsidiaries providing electric and gas distribution service in New Hampshire and Massachusetts, gas distribution service in Maine and energy services throughout the Northeast. Its subsidiaries include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc., Granite State Gas Transmission, Inc., Unitil Power Corp., Unitil Realty Corp., Unitil Service Corp. and its non-regulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc. Usource™ is a registered trademark of Unitil Resources, Inc.

Northern Utilities is a local natural gas distribution utility serving 52,000 customers in 44 communities in Maine and New Hampshire. Granite’s principal business is delivering natural gas transportation services to Northern and providing access to inter-state natural gas pipeline supplies over 87 miles of FERC-regulated pipeline located primarily in Maine and New Hampshire.

Forward Looking Statements:

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

This press release is not intended to, and does not, constitute an offering of the common stock or notes described above. A registration statement relating to the common stock has been filed with the Securities and Exchange Commission but has not yet become effective. The common stock may not be sold nor may offers be accepted prior to the time the registration statement becomes effective. The sale and issuance of the notes will not be, and has not been, registered under the Securities Act of 1933 and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.